UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25


                         Commission File No.: 000-26627


                           NOTIFICATION OF LATE FILING


(Check One): [X] Form 10-K,   [ ] Form 20-F,    [ ] Form 11-K,
                              [ ] Form 10-QSB,  [ ] Form N-SAR

                       For Period Ended: December 31, 2005
                                -----------------

                       [ ]  Transition Report on Form 10-K
                       [ ]  Transition Report on Form 20-F
                       [ ]  Transition Report on Form 11-K
                       [ ]  Transition Report on Form 10-Q
                       [ ]  Transition Report on Form N-SAR

                  For the Transition Period Ended: ____________


         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: Not Applicable

                                     PART I
                             REGISTRANT INFORMATION


Key Command International Corp.
-------------------------------
Full Name of Registrant

Not Applicable
--------------
Former Name if Applicable

c/o Vertical Capital Partners, Inc., 488 Madison Ave
----------------------------------------------------
Address of Principal Executive Office (Street and Number)

New York, NY 10022
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City, State and  Zip Code



                                     PART II
                             RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

                  (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
                  (b)      The subject annual report, semi-annual report,
[X] transition report on Form [X] 10-K, 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
                  (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


                                    PART III
                                    NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The information necessary to complete the registrant's Annual Report on Form 10-KSB for the year ended December 31, 2005, could not be obtained on a timely basis without unreasonable effort or expense to the Registrant.

                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

             Robert Fallah                 212                   446-0006
         ---------------------     -----------------     -----------------------
                  (Name)             (Area Code)            (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [ ] Yes [X] No
         Form 10-QSB on September 30, 2006.
(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made:



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                        Key Command International Corp.
         -------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  March 31, 2006                          Key Command International Corp.


                                               By: /s/ Robert Fallah
                                                   -----------------------------
                                                     Robert Fallah
                                                     Chief Executive Officer